Exhibit C

Execution

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is dated as of August 27, 2021, by and among Dong-A ST Co., Ltd. (“Dong-A”), The E&Healthcare Investment Fund II (“E&H II”), The E&Healthcare Investment Fund No. 6 (“E&H 6”) and The E&Healthcare Investment Fund No. 7 (“E&H 7”, and together with E&H II and E&H 6, “E&H”) (Dong-A and E&H, each a “Stockholder”, and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (as may be amended from time to time, the “Exchange Act”)) of shares of Common Stock, par value $0.001 per share (“Common Stock”), of NeuroBo Pharmaceuticals, Inc. (the “Company”); and

WHEREAS, the Stockholders entered into that certain voting agreement on March 9, 2021 (the “Original Voting Agreement”), and desire to amend and restate the Original Voting Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.        Reserved.

1.1         Reserved.

1.2         Reserved.

2.        Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to each other as follows:

2.1         Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its formation or organization.

2.2        Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms.

2.3         Reserved.

2.4        No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than filings required under Sections 13(d) and 16 of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its properties or assets are bound or (d) violate any other agreement to which Stockholder is a party.

3.        Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees with each other as follows:

3.1         Reserved.

3.2         Reserved.

3.3         Reserved.

3.4         E&H Put Right. Contingent upon the consummation of any transaction between Dong-A and the Company that has been approved by the board of directors of the Company and the requisite vote of stockholders of the Company pursuant to which Dong-A contemplates selling and/or contributing certain of its products that may include those products designated as DA-1241, DA-1726 and DA-7010 to the Company (the “Proposed Transaction”), if E&H, as of the earlier of (x) six (6) months following the closing of the Proposed Transaction and (y) December 31, 2022, does not have the right to require the Company to file a resale registration statement (where expenses customarily borne by a registrant are paid by the Company in connection therewith) with respect to, or otherwise is not able to sell, all of the Common Stock held by it as of such date without restriction on volume or otherwise under Rule 144 of the Securities Act of 1933, as amended, E&H shall have the right, exercisable by delivering written notice to Dong-A prior to January 31, 2023, to sell (the “Put Right”) to Dong-A such number of shares of Common Stock held thereby (if any) (which number of shares shall not exceed the number of shares of Common Stock held by it as of the date hereof) in excess of 9.9% of the outstanding shares of Common Stock as of such time (such shares of Common Stock to be sold by E&H to Dong-A, the “Put Shares”) at a price (the “Put Shares Value”) equal to the average Closing Price (defined below) over the twenty (20) consecutive trading days immediately prior to such notice. The closing of the purchase and sale of the Put Shares pursuant to such Put Right exercise (the “Put Sale Closing”) shall take place at such time, on such date and at such location Dong-A and E&H shall agree, provided that the Put Sale Closing shall occur no later than the 60th day after the date that the Put Right is exercised.

For the purpose of this Section 3.4, the “Closing Price” shall mean the volume weighted average of the closing sales prices as reported by The Wall Street Journal of the shares of the Common Stock on the U.S. national securities exchange on which the Common Stock may at the time listed for a certain date on which such exchange is open for trading.

3.5         No Limitations on Actions. This Agreement shall not limit or otherwise affect the actions of the Stockholder or any affiliate, employee or designee of the Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

3.6         Further Assurances. From time to time, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

4.        Reserved.

5.        Miscellaneous.

5.1         Termination of this Agreement. This Agreement shall terminate on April 30, 2023.

5.2         Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3         Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

5.4         Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

5.5         Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.6         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of transmission (or, the first business day following such receipt if the date of such receipt is not a business day) by facsimile or email, in each case to the intended recipient as set forth below:

If to E&H II, E&H 6 or E&H 7:

E&Investment

16th Floor, 326 Teheran-ro, Gangnam-Gu

Seoul 06211 Korea

Attn.: Sungbum Lee

Facsimile: +82-2-501-2724

Email: alexlee@eninvestment.co.kr

with a copy to (which shall not constitute notice):

Yulchon LLC

38F, 521 Teheran-ro, Gangnam-gu

Seoul 06164 Korea

Attn.: Ki Young Kim

Facsimile: +82-2-528-5228

Email: kykim@yulchon.com

If to Dong-A:

Dong-A ST Co., Ltd.

64 Cheonho-daero,

Dongdaemun-gu, Seoul, Korea

Attn.: Hyung Heon Kim

Facsimile: 82-2-920-8661

Email: hhkim@donga.co.kr

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

1801 Page Mill Road

Palo Alto, California 94304

Attn.:  Matthew Berger; Michael Brandt

Facsimile:  (650) 887-9499

Email: mberger@willkie.com; mbrandt@willkie.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

5.7         Governing Law; Venue.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(b)         Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.6.

(c)         EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

5.8         Reserved. Each Stockholder acknowledges and agrees that irreparable damage would occur to a Stockholder in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached by such Stockholder, for which money damages would not provide an adequate remedy. Therefore, each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Stockholder shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, (b) an injunction restraining such breach or threatened breach, and (c) other equitable relief to enforce each and every provision hereof. Each Stockholder further agrees that neither a Stockholder nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.9         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

5.10         Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.11         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.12         Disclosure. Each party hereby authorizes each other party to publish and disclose in its filings required under Sections 13(d) and 16 of the Exchange Act, its identity and ownership of Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

DONG-A ST CO., LTD.

By:	/s/ Min Young Kim
Name: Min Young Kim
Title: COO

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

THE E&HEALTHCARE INVESTMENT FUND II
By: E&Investment, Inc.
its General Partner

By:	/s/ Na Yeon Kim
Name:	Na Yeon Kim
Title:	Representative Director

THE E&HEALTHCARE INVESTMENT FUND NO. 6
By: E&Investment, Inc.
its General Partner

By:	/s /Na Yeon Kim
Name:	Na Yeon Kim
Title:	Representative Director

THE E&HEALTHCARE INVESTMENT FUND NO. 7
By: E&Investment, Inc.
its General Partner

By:	/s/ Na Yeon Kim
Name:	Na Yeon Kim
Title:	Representative Director